As filed with the Securities and Exchange Commission on June 3, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0438382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

O’Hara House 3 Bermudiana Road Hamilton HM 08 (441) 296-1431
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2015 Stock Incentive Plan

DANIEL PENN, ESQ. c/o CME Media Services Limited Krizeneckeho nam. 1078/5 152 00 Prague 5 Czech Republic +420 242 465 589 +420 242 464 483 (Facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:
ROBERT L. KOHL, ESQ. Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022 (212) 940-6380 (212) 940-6557 (Facsimile)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (1)	6,000,000(2)	$2.29(3)	$13,740,000	$1,597

(1)	All such shares are issuable pursuant to the Registrant's 2015 Stock Incentive Plan (the "Plan").

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this registration statement also covers an indeterminate number of additional shares of common stock that may be offered or issued under the Plan as a result of adjustments for stock splits, stock dividends or similar transactions. This registration statement also covers shares that remain available for future grants of awards under the Company's Amended and Restated Stock Incentive Plan (the "Prior Plan") and become available under the Plan as well as shares underlying awards granted under the Prior Plan that expire, terminate, are unexercised, become unexercisable, are settled in cash without delivery of shares, or are forfeited, terminated, surrendered or canceled, or are withheld and thereafter become available for further awards under the Plan.

As permitted by Rule 429(a) under the Act, the prospectus included herein also relates to Registration Statement No. 333-184038.

(3)	Calculated pursuant to Rules 457(c) and 457(h)(1) using the average of the high and low prices of the Common Stock as quoted on the NASDAQ Stock Market on June 2, 2015.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Act. Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Act. The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents have been previously filed by Central European Media Enterprises Ltd. (the "Company") with the Commission and are incorporated by reference in this Registration Statement:

1.	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 12, 2015;

2.	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on April 29, 2015;

3.	The Company's Current Reports on Form 8-K filed on March 12, 2015, April 9, 2015 and April 29, 2015;

4.	The description of the Company's Class A Common Stock as set forth in the Company's Registration Statement on Form S-3/A (File No. 333-194209), filed on March 21, 2014.
All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") subsequent to the date of this registration statement (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Our bye-laws provide that our directors, officers, any person appointed to any committee by the board of directors and certain other persons (and their respective heirs, executors or administrators) in their capacity as such shall be indemnified and held harmless by us in respect of their acts or omissions, except in respect of their fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

Our bye-laws also provide that our shareholders waive any claim or right of action that they might have, both individually and on our behalf, against any of our directors or officers in relation to any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Our bye-laws provide that the indemnity and waiver of claims provided in our bye-laws shall extend, as a matter of contract, between each shareholder and each former director and officer of the Company (and their respective heirs, executors or administrators) to any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trust by the former directors or officers of the Company.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See the Exhibit Index attached hereto, incorporated herein by reference.
Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France, on this 2nd day of June, 2015.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Registrant)

By:	/s/ David Sturgeon
David Sturgeon
Executive Vice President and Chief Financial Officer
Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	June 2, 2015
John K. Billock

/s/ Michael Del Nin	co-Chief Executive Officer	June 2, 2015
Michael Del Nin	(co-Principal Executive Officer)

/s/ Christoph Mainusch	co-Chief Executive Officer	June 2, 2015
Christoph Mainusch	(co-Principal Executive Officer)

/s/ David Sturgeon	Chief Financial Officer	June 2, 2015
David Sturgeon	(Principal Financial Officer and Principal Accounting Officer)

*	Director	June 2, 2015
Paul T. Cappuccio

*	Director	June 2, 2015
Charles R. Frank

*	Director	June 2, 2015
Iris Knobloch

*	Director	June 2, 2015
Alfred W. Langer

*	Director	June 2, 2015
Bruce Maggin

*	Director	June 2, 2015
Parm Sandhu

Signature	Title	Date

*	Director	June 2, 2015
Doug Shapiro

*	Director	June 2, 2015
Kelli Turner

*	Director	June 2, 2015
Gerhard Zeiler

*By:    __/s/ David Sturgeon________________
David Sturgeon
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Central European Media Enterprises Ltd. 2015 Stock Incentive Plan (incorporated herein by reference to Annex A to the Registrant’s Definitive Schedule 14A filed with the Commission on April 29, 2015).

5.1	Opinion of Conyers Dill & Pearman Limited.

23.1	Consent of Deloitte LLP.

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1	Powers of Attorney.

5